UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

TERREMARK WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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     This filing relates to the proposed merger between Terremark Worldwide, Inc., a Delaware corporation (the “Company”), and Verizon Communications Inc., a Delaware corporation (“Parent”). On January 27, 2011, the Company entered into an Agreement and Plan of Merger with Parent and Verizon Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 28, 2011, among the Company, Parent and Purchaser (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Purchaser commenced a tender offer (the “Offer”) on February 10, 2011 to acquire all outstanding shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) at a purchase price of $19.00 per share, net to the seller in cash, less any required withholding taxes. The Merger Agreement further provides that, following completion of the Offer, Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation and as a direct, wholly-owned subsidiary of Parent (the “Merger”). The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 27, 2011.
     This filing consists of a form of letter from the Company to its stockholders and a letter from the Company’s Human Resources department to the Company’s option holders, each distributed on March 30, 2011.

Dear Stockholder:
     You are receiving this letter and the enclosed Letter of Transmittal because you own shares of “restricted” common stock of Terremark Worldwide, Inc. Your shares are held in escrow by Terremark, and the certificate(s) representing your shares are listed below:

Name	Grant Date	Shares	Certificate #
     As previously reported, Verizon Holdings Inc. (“Verizon”), a wholly-owned subsidiary of Verizon Communications Inc., has commenced a cash tender offer to purchase all of the outstanding shares of Terremark’s common stock at a price of $19.00 per share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer”). The Offer is described in detail in Verizon’s Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission on February 10, 2011, as amended. We encourage you to read the Schedule TO and the enclosed Letter of Transmittal carefully. You may access the Schedule TO and the related exhibits and amendments online at the Securities and Exchange Commission’s website at www.sec.gov. Following completion of the Offer, Verizon will merge with and into Terremark, with Terremark continuing as the surviving corporation and as a wholly-owned subsidiary of Verizon Communications Inc. (the “Merger”).
     Certain conditions must be satisfied before Verizon can close the Offer (referred to as the “Offer Closing”), one of them being that holders of Terremark common stock must have tendered at least 50% of the shares of common stock then outstanding, determined on a fully-diluted basis. If this and the other required conditions are met, and the Offer Closing occurs, then a “change of control” of Terremark will have occurred, and your restricted stock will become fully vested. Following the Offer Closing, which is currently scheduled for March 31, 2011, Verizon may commence a “subsequent offering period” that would begin on the first business day immediately following the Offer Closing. If Verizon commences a subsequent offering period, you will have the ability to tender your newly-vested shares of stock to Verizon.
     If you would like to tender your shares during the subsequent offering period please complete page 1 and the bottom half of page 6 of the enclosed Letter of Transmittal and submit the Letter of Transmittal according to the instructions contained therein (Terremark will send your stock certificate(s) to the Depositary on your behalf).
     During the subsequent offering period, Verizon will wire payment for your newly vested and validly tendered shares to Terremark, which amount will be paid to you via the standard Terremark payroll and payment practices in accordance with your current banking directives. If you are a U.S. employee, Terremark will withhold any applicable
2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131, T. 305.961.3200 F. 305.961.3500

Social Security, Medicare, federal, state and local taxes. Please note that the minimum federal withholding tax is 25% (35% if the aggregate amount of supplemental distributions, including the Merger distribution, to be made to you for a calendar year exceed $1,000,000). Additionally, no 401(k) contributions will be withheld from these payments. If you are a non-U.S. employee, Terremark will remit payment to your local Terremark office for processing. If you are not an employee of Terremark, payment will be made to you through Terremark U.S. Payables.
     If you complete and submit the Letter of Transmittal, but Verizon decides not to commence a subsequent offering period, you will not be able to tender your shares in the Offer, your Letter of Transmittal will not become effective, and the certificates representing your shares will be returned to you. If you choose not to tender your shares, you will receive payment for your shares only if the Merger closes.
     If you have any questions, please contact us at restrictedstock@terremark.com.

Sincerely, Terremark Worldwide, Inc.
2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131, T. 305.961.3200 F. 305.961.3500

Dear Terremark Option Holder:
     You are receiving this informational letter because you own options to purchase shares of common stock of Terremark Worldwide, Inc. that were granted to you under a Terremark stock plan.
     As previously reported, Terremark has entered into a Merger Agreement with Verizon Communications Inc. and Verizon Holdings Inc. (“Verizon”). Pursuant to the Merger Agreement, Verizon has commenced a cash tender offer to purchase all of the outstanding shares of Terremark’s common stock at a price of $19.00 per share, net to the seller in cash, without interest and less any required withholding taxes (referred to as the “Offer”). The Merger Agreement provides that, following completion of the Offer, Verizon will merge with and into Terremark, with Terremark continuing as the surviving corporation and as a wholly-owned subsidiary of Verizon Communications Inc. (the “Merger”).
     In accordance with the Merger Agreement, upon completion of the Merger, your options will be cancelled in exchange for a cash payment to you. The cash payment for each option that you own will be equal to the excess of $19 over the exercise price of that option, multiplied by the number of shares subject to that option, less applicable withholding taxes. For example, if you have an option to purchase 100 shares at an exercise price of $10 per share, following completion of the Merger, you would receive $900 (calculated as follows: $19 minus $10 = $9, multiplied by 100 shares = $900), less applicable withholding taxes. Following the Merger, you will receive payment for your options through the standard payroll and payment practices of Terremark. There will be no fees associated with liquidating these options as a result of the closing of the Merger, but all payments are subject to applicable withholding taxes. Options that have an exercise price equal to or in excess of $19 will be cancelled in the Merger, and no consideration will be paid in respect thereof.
     If you are a U.S. employee, Terremark will withhold any applicable Social Security, Medicare, federal, state and local taxes. Please note that the minimum federal withholding tax is 25% (35% if the aggregate amount of supplemental distributions, including the Merger distribution, to be made to you for a calendar year exceed $1,000,000). Additionally, no 401(k) contributions will be withheld from these payments. If you are a non-U.S. employee, Terremark will remit payment to your local Terremark office for processing. If you are not an employee of Terremark, payment will be made to you through Terremark U.S. Payables.
     Please note that there is nothing for you to do at this time. We will continue to keep you updated on the status of the Offer and Merger. Should you have any questions, please do not hesitate to contact Terremark Human Resources at hrcommunications@terremark.com.

Sincerely, Terremark Human Resources

2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131, T. 305.961.3200 F. 305.961.3500

     Additional Information and Where to Find It
     This filing is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Offer for outstanding shares of Common Stock commenced on February 10, 2011, and, in connection with the Offer, Parent caused Purchaser to file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”). The Company’s stockholders are strongly advised to read the tender offer statement, as amended from time to time (including the offer to purchase, letter of transmittal and related tender offer documents), and the related solicitation/recommendation statement on Schedule 14D-9, as amended from time to time, filed by the Company with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge by directing a request to Parent at 212-395-1525. A copy of the tender offer statement and the solicitation/recommendation statement are also available to all stockholders of the Company by contacting the Company’s Investor Relations at 305-961-3109 or hblankenbaker@terremark.com.
     This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed acquisition, the Company filed a proxy statement in preliminary form with the SEC on February 22, 2011, and intends to file relevant materials with the SEC, including the Company’s proxy statement in definitive form. The Company’s stockholders are strongly advised to read all relevant documents filed with the SEC, including the Company’s definitive proxy statement, because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from the

Company by contacting the Company’s Investor Relations at 305-860-7822 or hblankenbaker@terremark.com.
     Participants in the Solicitation
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth in the Company’s proxy statement on Schedule 14A, as amended, filed with the SEC on June 18, 2010 and the Company’s Annual Report on Form 10-K filed with the SEC on June 14, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the definitive proxy statement that the Company intends to file with the SEC.
     Cautionary Statement Regarding Forward-Looking Statements
     Certain statements made in this Current Report on Form 8-K that reflect management’s expectations regarding future events are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include references to the Company’s announced transaction with Parent and Purchaser. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, uncertainties as to the timing of the Offer and Merger; uncertainties as to how many of the Company stockholders will tender their shares of Common Stock in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer and the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Merger; and other risks and uncertainties discussed in documents filed with the SEC by the Company, as well as the tender offer documents filed by Parent and Purchaser and the solicitation/recommendation statement and proxy statement and other relevant materials filed or to be filed by the Company. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations, except as expressly required by law.